SCHEDULE A

TO THE MANAGEMENT AGREEMENT BETWEEN

USAA ETF TRUST AND USAA ASSET MANAGEMENT COMPANY

Management Fees

This Agreement relates to the following Funds:

Fund Name	Effective Date of	Annual Management Fee (as
	Agreement for the Fund	a percentage of average
		daily net assets)

USAA MSCI USA Value		0.15%
Momentum Blend Index ETF

USAA MSCI USA Small Cap		0.15%
Value Momentum Blend Index
ETF

USAA MSCI International Value		0.25%
Momentum Blend Index ETF

USAA MSCI Emerging Markets		0.30%
Value Momentum Blend Index
ETF

USAA Core Short-Term Bond		0.25%
ETF

USAA Core Intermediate-Term		0.30%
Bond ETF

Dated: June 14, 2017

Amended as of August 4, 2017